FasTrak
PREPAID PATRONS ONLY
LEFT LANE
TOLL PLAZA
PAY CASH AHEAD

FEDERAL SIGNAL | *Advancing security and well-being.*

Federal Signal Q4 2011 Earnings Call Dennis Martin, President & CEO Bill Barker, Chief Financial Officer March 14, 2012 Exhibit 99.2

FEDERAL SIGNAL | Advancing security and well-being.

Q4 Headlines
Orders Remain Strong, Backlog Builds
Revenue +20%
Op. Income, ex Charges, Increased $12.6 Million
Q4 EPS ex Charges = $0.06
Refinanced Debt in February 2012
        ORDERS           BACKLOG
($ Millions) Q4 LY vs. LY 12/31 LY vs. LY
ESG $146 $84 +74% $184 $83 +121%
Bronto $29 $29 Flat $80 $57 +40%
SSG $64 $52 +23% $32 $18 +78%
FSTech $109 $22 +404% $131 $59 +124%
Total $349 $187 +87% $426 $217 +97%

FEDERAL SIGNAL | Advancing security and well-being.

Q4 Income Comparison – FSS
Q4 Q4 Growth/
$ Millions 2011 Margin 2010 Margin
Sales 223.3       186.7      +20%
Gross Profit 55.5         25% 48.2 26%
SG&A 45.6         20% 50.9 27%
Op Income ex-Charges 9.9           4% (2.7)        +$12.6
Impairment 22.2         78.9
Restructuring 1.0
Op Income (12.3)        (82.7)
Interest Expense 4.5           1.8
Pretax Income (16.6)        (85.0)
Tax (Expense)/Benefit (0.2)          (73.4)
Income from Cont. Ops (16.8)        (158.4)
EPS, Cont Ops ($0.27) ($2.55)

FEDERAL SIGNAL | Advancing security and well-being.

Q4 Results vs. LY
- Excludes restructuring/impairment charges
Q4 Q4
2011 Margin 2010 Margin B/(W)
ESG Orders 146.2     84.2      74%
Sales 93.2       71.9      30%
Op Income 6.7          7.2% 2.0        2.8%
Bronto Orders 28.8       28.8      0%
Sales 41.4       34.5      20%
Op Income 4.9          11.8% 4.4        12.7%
SSG Orders 64.4       52.3      23%
Sales 60.4       54.9      10%
Op Income 5.6          9.3% 7.2        13.1%
FSTech Orders 109.2     21.7      403%
Sales 28.3       25.4      11%
Op Income (1.4)        -4.9% (2.1)       -8.2%
Corp. Exp (6.0)        (14.5)

FEDERAL SIGNAL | Advancing security and well-being.

Balance Sheet
December Sept June March December
$ Millions 2011 2011 2011 2011 2010
Cash 9.5              13.2            14.3            12.7            62.1
Other Current Assets 264.8          243.7          255.6          257.7          237.9
PP&E, Net 62.2            63.4            63.6            64.4            63.2
Goodwill & Other 366.7          393.6          402.4          403.6          398.2
  Mfg Assets Subtotal 703.2          713.9          735.8          738.4          761.4
Net Asset of Disc Ops 3.5              2.9              3.0              2.9              3.1
  Net Assets 706.7          716.8          738.8          741.3          764.5
Current Liabilities 138.3          121.3          126.9          128.8          136.6
Total Debt 222.3          227.9          233.9          242.2          262.4
Deferred Taxes & Other 159.1          127.1          129.4          131.2          126.4
Net Liabilities, Disc. Ops 12.3            13.5            14.3            13.8            18.2
Equity 174.7          227.0          234.3          225.3          220.9
  Liabilities & Equity 706.7          716.8          738.8          741.3          764.5
Net Debt 212.8         214.7         219.6         229.5         200.3
Debt/Capital 56% 50% 50% 52% 54%
Net Debt/Capital 55% 49% 48% 50% 48%

FEDERAL SIGNAL | Advancing security and well-being.

Cash Flow Summary – Q4 and YTD
Q4 2011 YTD 2011
Operating Cash Flow:
Income (Loss) from Continuing Ops (16.8)           (14.4)
Depreciation & Amortization 5.5              22.5
Stock-based Comp. Expense 0.4              2.0
Primary Working Capital (Q4 AR +$25MM) (15.4)           (18.8)
Pension Contributions (1.4)             (3.8)
Goodwill Impairment 22.2            20.6
Accrued Compensation 3.8              1.0
Deferred Taxes/Timing/Other 6.5              0.8
Operating Cash Flow 4.8              9.9
Capital Expenditures, net (2.7)             (13.8)
Dividends -              (3.7)
Other 0.2              0.1
Net Cash Flow before Financing 2.3              (7.5)
Cash Flow from Disc. Ops (1.3)             (3.6)

FEDERAL SIGNAL | Advancing security and well-being.

Debt Facilities
$100MM Asset-Based Revolving Credit Facility
Current Interest Rate: LIBOR + Approx. 2.5%
Maturity: 5 years
Secured by Domestic Inventories & Receivables
Current Borrowing Base  =     $ 76MM  (Updated monthly)
$215MM Term Loan
5 Year Term
Initial Interest Rate = 12.0% (LIBOR + 10%; 2% LIBOR Floor)
2% Closing Fee
Ability to repay immediately at par with proceeds from certain asset sales
Prepayable after one year at 2.75% premium (drops to 2.0% after year 2)

FasTrak
PREPAID PATRONS ONLY
TOLL PLAZA
PAY CASH AHEAD

FEDERAL SIGNAL | *Advancing security and well-being.*

Federal Signal Q4 2011 Earnings Call Dennis Martin, President & CEO Bill Barker, Chief Financial Officer March 14, 2012